                                                                    Exhibit 59


                              STATE OF NEW YORK
                          PUBLIC SERVICE COMMISSION

                                            At a session of the Public Service
                                              Commission held in the City of
                                                 Albany on August 13, 1997


COMMISSIONER PRESENT:

John F. O'Mara, Chairman


CASE 97-E-1390 - Joint Petition of New York State Electric &
                 Gas Corporation, the Hon. Clifford Crouch, and the Hon. Warren Anderson For A Declaratory Ruling That CalEnergy Company, Inc. And its Subsidiaries May Not Acquire any of the Company's Stocks or Bonds Without the Commissions's Prior Approval and for an Order Enjoining CalEnergy and Its Subsidiaries From Acquiring and Such Securities.


                         ORDER ASSERTING JURISDICTION
                           AND CONSENTING TO TENDER
                            OFFER UPON CONDITIONS

                    (Issued and Effective August 13, 1997)


                                  BACKGROUND

    CalEnergy Company Inc. (CalEnergy) has announced its intention to acquire 9.9% of the stock of New York State Electric & Gas Corporation (NYSEG), through a tender offer to NYSEG's shareholders that expires on August 14, 1997. Following the tender offer CalEnergy plans to acquire 100% of NYSEG's stock. The vehicle for the acquisition of the stock is a CalEnergy subsidiary, CE Electric (NY), Inc. (CENY), incorporated in New York.

    In a joint petition filed on August 6, 1997, NYSEG and the Hon. Clifford Crouch (the Joint Petitioners), ask for a ruling that neither CalEnergy nor its subsidiaries may acquire the utility's stock without first obtaining permission under Public Service Law (PSL) Section 70, and for an order enjoining CalEnergy from acquiring any such securities. By letters dated August 7, 1997 and August 11, 1997, additional petitioners were added.

CASE 97-E-1390

    On August 11, 1997, CalEnergy and CPB responded. CalEnergy maintains that its purchase of less than 10% of NYSEG's stock does not trigger Commission jurisdiction and that it proposes to promptly file for Commission approval of the acquisition of more than 10% of NYSEG's stock. If jurisdiction is asserted, however, CalEnergy proposes conditions to protect the public interest. The Consumer Protection Board (CPB) urges a vigorous investigation of CalEnergy's plans, and argues issuance of timely decisions is in the ratepayers' best interests.

    The positions of the parties are analyzed below. The Commission will assert jurisdiction and consent to the tender offer upon conditions, pending review of CalEnergy's proposed takeover, that will protect the public interest.


                            POSITIONS OF THE PARTIES

JOINT PETITIONERS

    The Joint Petitioners begin by noting that, under PSL Section 70, no electric or gas corporation may acquire stock in another electric or gas corporation unless it first obtains our consent by showing that the acquisition is in the public interest. According to the Joint Petitioners, CalEnergy is an electric and gas corporation and it has not demonstrated that its acquisitions of NYSEG's stock would be in the public interest.

    The Joint Petitioners maintain that CalEnergy is a gas corporation because it controls the North Country Gas Pipeline Corporation (North Country), which supplies gas to several customers. CalEnergy, the Joint Petitioners continue, is also an electric corporation because its subsidiaries control Saranac Power Partners, L.P. (Saranac), which owns and operates a 240 MW combined cycle generation plant located in Plattsburgh, New York that is a qualifying facility under federal, but not state, law. CalEnergy also achieves electric corporation status, the Joint Petitioners assert, because its wholly-owned CENY subsidiary was formed for the purpose of acquiring NYSEG stock, bringing both

CASE 97-E-1390

entities under the ambit of PSL Section 5-b. That statute provides that "corporations formed to acquire property or transact business which would be subject to the provisions of [the Public Service Law]...shall be deemed to be subject to the provisions of the [Public Service Law] although no property may have been acquired [or] business transacted ...."

    The Joint Petitioners also point out that CalEnergy has acquired, at a cost of $1.3 billion, Northern Electric plc, a distribution company servicing
1.5 million customers in England and Wales. CalEnergy also has ownership interests in generation projects totalling 1,135 MW located in the United States, and an additional 2,066 MW located in foreign countries.

    CalEnergy is a gas corporation under the Public Service Law, say the Joint Petitioners, because of its ownership and operational interests in North Country. According to the Joint Petitioners, it has already been decided that North Country is a gas corporation.(1) While the operation of North Country is exempt from some forms of regulation under the Public Service Law, the Joint Petitioners continue, those exemptions do not remove it from the ambit of the definition of a gas corporation. The Joint Petitioners also assert that North Country's activities as a gas corporation are limited to the provision of gas transportation service to three specifically-identified customers, including NYSEG and Saranac, and that any successor owner to Saranac must also own the stock of North Country.(2) The joint supporters maintain that North Country is neither exempted from, nor permitted to acquire stock under, PSL Section 70.

---------
(1) Case 92-M-0322, North Country Gas Pipeline Corporation, Declaratory Ruling and Order Granting Exemption (issued August 27, 1992) (Exemption Order).

(2) Case 92-M-0322, North Country Gas Pipeline Corporation and Saranac Energy Co., Inc., Order Approving Recommendation and Clarifying Previous Order (issued February 3, 1993).

CASE 97-E-1390

    According to NYSEG and its supporters, CalEnergy also controls Saranac, which is an electric corporation. As with North Country, CalEnergy manages the business of owning and operating the generation facility. While Saranac is also exempt from much regulation under the Exemption Order, the Joint Petitioners report, it is still an electric corporation and the exemptions do not extend to removing it entirely from the ambit of PSL Section 70. Analyzing the effect of Saranac's status as a qualifying facility under federal law, the Joint Petitioners maintain that the exemptions available to QFs under PURPA do not preempt applications of Section 70.(1)

    Although federal QFs are exempt from state laws respecting the financial or organizational regulation of electric utilities under the PURPA regulations,(2) NYSEG and its supporters argue that this exemption from regulation does not extend to the stock acquisition provisions of Section 70. That exemption, they continue, was intended to free QFs from extensive regulation of their generation operations, not to permit QFs to acquire electric utilities. The Joint Petitioners conclude that state regulatory supervision over the acquisition of public utility securities is not in conflict with PURPA's goals, and so the PURPA exemptions do not free CalEnergy from Section 70 supervision.

    NYSEG and its supporters also point out that QFs that qualify only under federal law have been regulated under the New York law. Providing an example, the Joint Petitioners note that federal QFs making retail sales of electricity are subject to regulation in New York.(3) While the utility and its supporters concede that parent companies of QFs have been exempted from much

---------
(1)  Public Utility Regulator Policies Act of 1978, 16 U.S.C.A. Section 824 a-3.

(2)  18 C.F.R. Section 292.602.

(3) Case 93-E-0272, Niagra Mohawk Power Corporation, Declaratory Ruling and Regulation of Sithe/Independents Power Partners (issued February 9, 1994) (First Sithe Order).

CASE 97-E-1390

of Section 70, they assert the exemption results from a presumption that applies "unless there is a potential for harm to the interests of captive utility ratepayers sufficient to override the presumption.(1) That presumption, say the Joint Petitioners, is overridden here because the takeover of NYSEG's operations obviously implicates the interests of the utility's captive ratepayers. As a result, NYSEG and its supporters conclude that CalEnergy's control over Saranac subjects CalEnergy to jurisdiction under PSL Section 70, where the acquisition of stock in a New York operating utility is concerned.

    Buttressing that conclusion, the Joint Petitioners claim that indirect acquisition of stock in a New York operating utility is just as subject to
Section 70 regulation as direct acquisition. Since Saranac and North Country are, respectively, an electric corporation and a gas corporation, the indirect acquisition of NYSEG's stock through the CalEnergy parent is subject to regulation. As NYSEG and its supporters interpret it, the entire CalEnergy corporate family is subject to the Section 70 proscription because the parent and affiliates are operating as a single entity in New York and so are subject to jurisdiction.(2)

    The Joint Petitioners also argue the Commission has found that two foreign telephone corporations seeking to purchase the stock of a New York telephone corporation must obtain the Commission's consent.(3) It has also been decided, say NYSEG and its supporters, that there is Public Service Law jurisdiction

----------
(1) Case 93-E-0272, Niagra Mohawk Power Corporation, Order Establishing Regulatory Regime For Sithe/Independent Power Partners, (issued April 19,
     1994) (First Sithe Order).

(2) Case 90-C-0393, MCI Communications Corporation and Teleconnect Long Distance Services, Order Asserting Jurisdiction and Granting Petition For Approval of Transaction (issued August 10, 1990).

(3) Case 95-C-0078, Sprint Corporation, Order Approving Transaction (issued May 19, 1995) (Sprint Order).

CASE 97-E-1390

over the merger of two multi-national telecommunications firms.(1) As a result, the Joint Petitioners believe the Commission may intervene when a global electric holding company, like CalEnergy, is attempting the hostile takeover of a New York operating utility.

    NYSEG also maintains CENY is subject to jurisdiction under PSL Section 5-b. That statute specifies that corporations formed to acquire utility property or transact utility business are subject to the Public Service Law, even before they actually complete an acquisition or begin to transact business. According to the Joint Petitioners, Section 5-b therefore subjects CENY to Section 70, and so CENY must obtain Commission approval before ti purchases any stock in NYSEG.

    Similar statutes in other states, claim NYSEG and its supporters, have been so interpreted. They distinguish the 1926 decision in Super-Power Connecting Corp.,(2) where the court rejected an effort to assert jurisdiction over a corporation that was authorized in its certificate of incorporation to provide electric services. That decision, says the utility and its supporters, does not mention Section 5-b, and is premised on the grounds that the affected business intended to participate in a broad range of activities, and had no specific plans to operate electric plant. Here, the Joint Petitioners emphasize, Section 5-b adheres and CENY is focused solely on one electric corporation activity -- obtaining NYSEG stock. As a result, the Joint Petitioners assert Section 5-b adheres.

    Once jurisdiction is asserted, the Joint Petitioners question whether CalEnergy's acquisition of NYSEG would be in the public interest. According to the Joint Petitioners, CalEnergy


----------
(1)  Case 97-C-001, MCI Communications Corporation and British
     Telecommunications, Order Approving Petition (issued April 21, 1997).

(2) New York-New Jersey Super-Power Connecting Corp. V. Public Serv. Comm'n, 215 App. Div. 578 (3rd Dep't 1926).

CASE 97-E-1390

lacks specific experience in managing an operational electric utility. Even before acquiring more debt to obtain NYSEG, they continue, CalEnergy is already a heavy leveraged entity with a below investment grade bond rating.

    Moreover, CalEnergy's ownership of Saranac creates a potential conflict of interest, the Joint Supporters assert, because NYSEG must purchase the facility's output under a priced long-term contract at rates well above market. The relief required, NYSEG and its supporters assert, is for the Commission to immediately commence a proceeding requiring CalEnergy to show cause why it should not be prohibited from acquiring any of NYSEG's securities without prior approval. While that proceeding is pending, the Joint Petitioners advocate that CalEnergy be prohibited from making any further acquisitions of NYSEG securities.

    Allowing acquisition of even 9.9% of NYSEG stock prior to obtaining approval, contend the Joint Petitioners, could harm the utility. According to them, CalEnergy could impede NYSEG from furthering the introduction of competition into its service territory via the Competitive Opportunities proceeding. Providing an example, the utility and its supporters note that structural separation of NYSEG requires a two-thirds vote of its shareholders. If CalEnergy owns 9.9% of the stock, NYSEG would be required to obtain consent from 74% of its remaining shareholders in order to effectuate the separation. Therefore NYSEG and its supporters requires that relief be ordered before CalEnergy's tender offer expires on August 14, 1997.

CALENERGY'S REPLY

    CalEnergy proclaims its intention to complete its offer to purchase 9.9% of NYSEG's common stock, and then to acquire the remainder of the utility's shares, subject to receiving all necessary approvals. As CalEnergy analyzes it, so long as the purchases less than 10% of NYSEG's stock, it need not obtain

CASE 97-E-1390

Commission approval. CalEnergy, however, stresses it will conduct its offer to purchase the remaining shares of NYSEG in compliance with
Section 70, and that it will file an application for approval of the purchase of the remainder of NYSEG's stock no later than the end of August, and perhaps as early as August 20, 1997. CalEnergy also announces its willingness to commit itself to orderly divestiture of all NYSEG's stock in the event its application to acquire 100% of NYSEG is denied in a final and non-appealable Order. CalEnergy also says it welcomes the opportunity to demonstrate that its acquisition of NYSEG will be in the public interest.

    According to CalEnergy, both North Country and Saranac have been exempted from compliance with Section 70, and so its indirect ownership of those entities does not subject the CalEnergy parent to regulation. As CalEnergy reads the Exemption Order, it provides that neither Saranac nor North Country will be regulated except with respect to matters affecting public safety and the environment. CalEnergy also argues that the Second Sithe Order exempts parent companies of QFs from Section 70 regulation. As to the presumption described in the Second Sithe Order, which could be overridden if there is potential harm to captive ratepayer interests, CalEnergy claims its purchase of less than 10% of NYSEG's stock could not create such a harm.

    Although CalEnergy acknowledges that Section 70 requires prior approval before a gas or electric corporation may purchase any stock in another gas or electric corporation, the company denies it is either type of corporation. Instead, it is merely a stock corporation, subject to Section 70 only if it purchases more than 10% of a utility's stock. The 0% rule for gas and electric corporations, says CalEnergy, is designed to protect the ratepayers of the purchasing utility. Purchases of the target utility stock implicate the public interest, CalEnergy continues, only when more than 10% of the stock is acquired.

CASE 97-E-1390

    Analyzing telephone corporation precedents, CalEnergy argues the 0% rule is not applied when a parent of jurisdictional telephone companies seeks to acquire other jurisdictional facilities, as in the "AT&T Order."(1) CalEnergy urges that Section 70 be interpreted similarly. CalEnergy also denies that, as a holding company, it directly manages either Saranac or North Country. Instead, it characterizes its operations as that of a holding company remote from day-to-day management of those subsidiaries, and maintains that NYSEG has not demonstrated otherwise. CalEnergy then cites In the matter of New York State Electric & Gas Corporation for the proposition that a parent does not manage or operate a utility's subsidiary even if it owns 99% of the subsidiary's stock.(2)

    There is no public purpose, CalEnergy maintains, to regulating its operations. Since neither it nor its Saranac and North Country affiliates serve captive ratepayers, the company continues, regulation is inappropriate, and could chill investment in New York utilities by discouraging stock corporations fearful of regulation from making those investments. With divestiture of many electric utility assets on the horizon, CalEnergy says, that chilling effect could harm the true interests of New York's ratepayers.

    Moving to Section 5-b, CalEnergy opposes application of that statute as well. While Section 5-b regulates the acquisition of property, says CalEnergy, purchases of stock are not an acquisition of property. CalEnergy also maintains that stock acquisition is not a business subject to Public Service Law jurisdiction, and that its prior public policy arguments also

----------
(1) Case 93-C-0777, Joint Petition of American Telephone and Telegraph Company, et al., Order Asserting Jurisdiction and Approving Transaction (issued December 31, 1993).

(2) In the Matter of New York State Electric & Gas Corporation v. Public Service Commission, 277 A.D. 18 (3rd Dep't 1929), appeal dismissed, 260 N.Y. 32 (1932).

CASE 97-E-1390

mitigate against an assertion of jurisdiction under Section 5-b. Moreover, the company insists it employed the same corporate structure device for CENY as was approved for AT&T in the AT&T Order, where jurisdiction over the acquisition of less than 10% of stock was allegedly eschewed. As a result, it urges the Commission to withhold an assertion of jurisdiction until CalEnergy moves to obtain more than 10% of NYSEG's stock.

    CalEnergy stresses, however, that it does not desire to avoid Commission jurisdiction. It repeats its promises to file promptly for approval of the purchase of all of NYSEG's stock, and to commit to orderly divestiture if its application is denied. Further, by a letter dated August 12, 1997, CalEnergy declares that it is not CalEnergy's interest to impede NYSEG's pending reorganization. It commits that if it does not vote to support the reorganization, it will vote on that reorganization in the same proportion as other stockholders. Characterizing NYSEG's petition as merely a tactic designed to protect its current management, CalEnergy concludes that intervention into its purchase of less than 10% of the stock could result in unwarranted assistance to NYSEG management's takeover defense. As a result, it asks that the petition be denied.

CPS'S REPLY

    Although CPB says it has not had time to fully analyze the petition, it expresses some concerns. CPB advocates that the Commission become involved in the process between NYSEG and CalEnergy as rapidly as possible, in order to protect ratepayer interests. CPB also questions whether the takeover will consume inordinate amounts of NYSEG management time, just as that utility transitions to a more competitive environment. While CPB believes that CalEnergy should be accorded the opportunity to demonstrate that its acquisition will be in the public interest, and that its efforts should not be discouraged if that were the

CASE 97-E-1390

case, CPB concludes that there is ample statutory authority to vigorously investigate the proposed takeover of NYSEG.

THE JOINT PETITIONERS' SURREPLY(1)

    On August 12, 1997, the Joint Petitioners filed a surreply arguing that CalEnergy is refusing to seek Commission approval for the acquisition of less than 10% of NYSEG's shares. They complain CalEnergy will use its 9.9% stake to deflect NYSEG's management from the task of electric restructuring.

    With respect to the claims that Saranac and North Country are exempt, the Joint Petitioners argue that the Commission's decision to grant Saranac and North Country exemptions from Section 70 for the activities in which they were then engaging, does not mean they were exempt with respect to other activities that were not the subject of the petition. The Joint Petitioners note CalEnergy's asserted concession that the Commission may assert jurisdiction under Section 70 when needed to protect the interests of captive utility customers.

    Relatedly, the Joint Petitioners contend that CalEnergy's argument that
Section 70 exists to protect the ratepayers of the purchasing utility is without merit, arguing the claim is unsupported by legislative history and the Sprint Order. The Joint Petitioners argue that the AT&T Order on which CalEnergy relied to argue for limited Commission jurisdiction over holding companies, stands for "the common sense notion that the intent expressed in the Public Service Law that the Commission's jurisdiction over changes in the control of public utilities cannot be defeated by corporate manipulation." The Joint Petitioners continue that CalEnergy has not shown whether it is actually engaged in the management or operation of Saranac or North Country and accuse CalEnergy of offering vague statements on this point. Joint Petitioners point to the evidence that

--------
(1) Although unauthorized, the filing may be considered because it advances the record in this proceeding.

CASE 97-E-1390

CalEnergy does offer as support for a blurring of distinctions between the corporate existence of CalEnergy, Saranac and North Country.

    With respect to the claim that an assertion of jurisdiction over CalEnergy would sweep broadly, the Joint Petitioners argue that any holding company managing electric plant must, under the Public Service Law, become subject to regulation. Finally, the Joint Petitioners argue that CalEnergy has not refuted the existence of jurisdiction over CENY pursuant to 5-b because the express purpose of CENY is to acquire, own and merge with NYSEG -- acts definitely subject to the Public Service Law.

CALENERGY'S SURRESPONSE(1)

    By letters dated August 13, 1997, CalEnergy protests the Joint Petitioners' surreply as unauthorized. It contents that the Joint Petitioners have shown no need for Commission intervention, given CalEnergy's coming filing and argues CalEnergy is not an electric corporation and there has been no showing ratepayers will be harmed.

                          DISCUSSION AND CONCLUSION

JURISDICTIONAL QUESTIONS

    CalEnergy's acquisition of 9.9% of NYSEG's stock is subject to the Commission's jurisdiction under Sections 5-b and 70 of the Public Service Law. CENY is subject to our jurisdiction under Section 5-b. Moreover, CalEnergy's ownership and control over North Country and Saranac trigger
Section 70 review. Its acquisition of any of NYSEG's shares therefore requires our assent.

----------
(1) Although unauthorized, this filing may be considered because it advances the record in this proceeding.

CASE 97-E-1390

    SECTION 5-b

    The acquisition falls within Section 5-b because the business that CENY was formed to transact -- the acquisition of NYSEG -- is, by CalEnergy's own admission, "subject to the provisions of this chapter" (Section 70). CENY is subject to the provisions of the Public Service Law under Section 5-b "although no property may have been acquired, business transacted or franchises exercised."

    Inasmuch as CENY is subject to the provisions of the Public Service Law, it cannot acquire 9.9% of NYSEG's stocks without complying with Section 70. SUPER-POWER CONNECTING CORP. does not suggest to the contrary. The facts of that case, as NYSEG points out, are distinguishable, and the decision does not so much as mention Section 5-b. Further, as CalEnergy concedes, CENY has already acquired some NYSEG stock, its activities are, again, subject to the proscriptions of the Public Service Law.

    SECTION 70

    CalEnergy is also subject to Section 70 of the Public Service Law because
(a) it is managing Saranac and North Country (an electric corporation and gas corporation, respectively); (b) it owns an electric corporation and gas corporation; and (c) it is purchasing, through CENY, the stock of a gas and electric corporation. The Commission will pierce the corporate veil of CalEnergy with regard to the first 9.9% of NYSEG stock not only because CalEnergy operates, as well as owns, electric and gas corporations in New York State, but because it is acquiring a traditional gas and electric corporation. While the Public Utility Regulatory Policies Act exempts Saranac from traditional rate regulation of its pipeline operations and financings, neither exemption encompasses the acquisition of utility stock. That is, if either Saranac or North Country were acquiring the stock of NYSEG, they would not be exempt from complying with Section 70.

CASE 97-E-1390

    The purpose of Section 70 is, contrary to CalEnergy's claim, not only to protect the interests of ratepayers of purchasing companies, but to avoid undue concentration of ownership from gas and electric corporations. Therefore, when a subsidiary of a holding company that owns a gas and electric corporation is purchasing another gas and electric corporation, the case for piercing the corporate veil is quite strong.

    EXEMPTION ORDER

    As to North Country, the Exemption Order provides that "no further clarification of the precise character of the exemption sought is necessary."(1) Since the Exemption Order does not address the Section 70 provision at issue here, the Order does not provide for exemption from it.
As to Saranac, the Exemption Order provides for exemption from it. As to Saranac, the Exemption Order provides only an exemption "consistent with prior precedent." As stated in the Cogen Tech Ruling, such precedent extends only to the issues addressed.(2) Since, again the Section 70 provision at issue here was not addressed in the Exemption Order, CalEnergy cannot rely upon that Order as excusing it from jurisdiction.

    CalEnergy's status as the parent of subsidiaries that own North Country and Saranac does not extricate it from regulatory requirements. While parents were exempted from much Section 70 regulation in the Second Sithe Order, those exemptions were designed to free a parent corporation from New York regulation of multi-state activities outside New York. The rationale for such an exemption does not extend to the activity at issue here, where the parent is engaged in the New York jurisdictional activity of acquiring another subsidiary inside New York.

----------
(1)  Exemption Order, p. 11.

(2) Case 90-E-0599, Cogen Technologies L.P., Declaratory Ruling (issued November 15, 1990).

CASE 97-E-1390

    Moreover, as the Joint Petitioners point out, the Second Sithe Order established a presumption for exempting parent corporations from Section 70 review, but the presumption was limited to those activities that left New York ratepayers unaffected. If an activity instead raises the "potential for harm to the interest of captive utility ratepayers sufficient to override the presumption," that activity was not exempted from jurisdiction. As a result, the exemption adheres only if the activities of the parent are remote from New York's legitimate jurisdictional interests.

    Since the captive ratepayers of NYSEG are clearly subject to the potential for harm if CalEnergy succeeds in acquiring NYSEG, the presumption here is overridden. Therefore, CalEnergy's control over its North Country gas corporation and Saranac electric corporation subsidiaries subjects its activities in the acquisition of NYSEG to Commission regulation.

    QF STATUS

    Saranac's status as a QF under federal law also does not result in an exemption. Saranac is sized at 240 MW, and so it is not a cogeneration facility under PSL Section 2(2-a); that state statute limits QFs in size to 80 MW or less. As a result, Saranac is not entitled to the exemptions from regulation accorded to New York QFs under PSL Section 2(4) and Section 2(13).

    While PURPA and its attendant regulations free QFs from much state financial regulation, that exemption does not extend to the Section 70 proscription against stock acquisition without obtaining consent. The PURPA exemptions are intended to remove QFs from state constraints in the construction and operation of independent generation facilities. The acquisitions of a regulated utility is not akin to QF ownership and operation, and so the PURPA exemption does not apply.

    CalEnergy's analysis of the Public Service Law and president does not countermand these conclusions. The company

CASE 97-E-1390

relies primarily on the AT&T Order, but as the Joint Petitioners observe, its reliance is misplaced insofar as the Commission pierced the corporate veil in that proceeding, with regard to stock above 9.9%, by recognizing that McCaw -- the holding company -- owned cellular telephone companies. The AT&T Order was also concerned with the acquisition of more than 10% of stock, and does not squarely address the issue of circumstances where less than 10% is sought. In both the MCI Order,(1) issued on the same day as the AT&T Order, however, and the Sprint Order, jurisdiction was asserted over the acquisition of any stock in a jurisdictional utility by an otherwise non-jurisdictional utility. In this case, the Commission will pierce the corporate veil of CalEnergy with regard to the first 9.9% of NYSEG stock not only because CalEnergy operates, as well as owns, electric and gas corporations in New York State, but because it is acquiring a traditional gas and electric corporations.

    Finally, CalEnergy has argued that an assertion of Commission jurisdiction under Section 70 will chill acquisitions of New York State utility interests by other corporations. While such acquisitions will be reviewed on a case-by-case basis, an assumption should not be made that because the Commission has asserted jurisdiction over the purchase of 9.9% of the stock of a traditional gas and electric utility by an entity that has professed an intent and formed a subsidiary to purchase the entire utility, the Commission will necessarily assert jurisdiction over acquisitions of limited interests.

PUBLIC INTEREST ANALYSIS

    NYSEG contends that the appropriate relief under these circumstances is to adjoin CalEnergy from making any further


----------
(1) Case 93-C-0862, Joint Petition of MCI Communications Corporation and British Telecommunications plc, Order Asserting Jurisdiction and Granting Petition (issued December 31, 1993).

CASE 97-E-1390

purchases of NYSEG's stock until such time as it is decided those purchases are in the public interest. The utility and its supporters then raise concerns which they say demonstrate that further proceedings are needed before that determination can be made. CalEnergy, however, argues that its acquisition of up to 9.9% of the stock is in the public interest, and proposes conditions to insure that the public is protected.

    In examining whether an acquisition by CalEnergy of 9.9% of NYSEG's stock would be in the public interest, we note that CalEnergy, by letter of August 12, has publicly committed that it would not use its 9.9% stock ownership to impede a restructuring of NYSEG. Further, as CalEnergy concedes, the acquisition will not impede the Commission's ability to review -- and perhaps reject -- an acquisition of NYSEG stock above 9.9%. Finally, any risk associated with the 9.9% acquisition will be borne not by NYSEG's ratepayers or shareholders, but solely by CalEnergy. That is, if additional purchases are rejected, CalEnergy has committed to divest itself of its shares of NYSEG's stock presumably at whatever the market value of those stocks is at the time of its sale. Thus, because the acquisition poses no threat to ratepayers, while benefiting the holders of 9.9% of NYSEG's stock, it is in the public interest.

    The Commission thus approves the acquisition CalEnergy seeks, of up to 9.9% of NYSEG's stock, subject to compliance with the conditions described herein. Further, CalEnergy will be allowed to proceed only on the understanding that approval of this preliminary acquisition of a limited amount of stock does not presage any decision on its proposal for a takeover of NYSEG via stock purchases. Commission analysis for additional purchases will address among other things, the far more complex issue of whether the public interest will be served by CalEnergy's management of NYSEG. CalEnergy has promised a prompt filing of its takeover application, and it will be held to its deadline. Further, if CalEnergy were to violate the conditions it proposes,


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CASE 97-E-1390

it is advised that it could be compelled to divest itself of the stock it has purchased.(1)

    The Commission finds that it should act immediately under section 202(6) of the State Administrative Procedure Act to consent to the tender offer. Such action is appropriate in light of the possible harm to holders of 9.9% of NYSEG's stock and the lack of any benefit to ratepayers from a delay in the tender offer, under the conditions in this Order. After review, it may in fact provide that the CalEnergy takeover will benefit ratepayers. Precluding a tender offer now may prevent the takeover and could deny ratepayers that benefit.

IT IS ORDERED:

    1. The Commission takes this action on an emergency basis pursuant to State Administrative Procedure Act section 202(6) because compliance with the normal public notice requirements would be contrary to the general welfare.

    2. The purchase of 9.9% of New York State Electric & Gas's stock by CalEnergy Company, Inc. is subject to the Commission's jurisdiction.

    3. Said purchase is approved upon the condition that CalEnergy Company, Inc. limit its use of its 9.9% interest in the fashion to which it has committed in its filings before this Commission.

    4. CalEnergy Company, Inc. shall file for approvals of the acquisition of additional New York State Electric & Gas Stock no later than August 29, 1997, unless good cause is shown for a delay in such filing to the Secretary.

    5. CalEnergy shall accept the conditions of this Order by noon on Thursday, August 14, 1997, through a letter to the Secretary signed by a corporate officer or attorney.

----------
(1) Most important is that CalEnergy has promised it will not interfere with the pending restructuring of NYSEG's operations.


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CASE 97-E-1390

    6.  This proceeding is continued.


                                       ----------------------
                                            Commissioner

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